                                                                 Exhibit 4(eeee)

                                  AMENDMENT TO

                               JANUS ASPEN SERIES

                          INVESTMENT ADVISORY AGREEMENT

                          RISK-MANAGED GROWTH PORTFOLIO

      THIS AMENDMENT is made this 1st day of May, 2006, between JANUS ASPEN SERIES, a Delaware statutory trust (the "Trust"), and JANUS CAPITAL MANAGEMENT LLC, a Delaware limited liability company ("JCM").

                               W I T N E S S E T H

      WHEREAS, the Trust and JCM are parties to an Investment Advisory Agreement on behalf of Risk-Managed Growth Portfolio (the "Portfolio"), dated July 1, 2004 (the "Agreement");

      WHEREAS, the parties desire to amend the Agreement as set forth in greater detail below;

      WHEREAS, pursuant to Section 11 of the Agreement, any amendment to the Agreement is subject to approval (i) by a majority of the Trustees, including a majority of the Trustees who are not interested persons (as that phrase is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act")) of any party to the Agreement and, if required by applicable law, (ii) by the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act);

      WHEREAS, the parties have obtained Trustee approval as set forth above, and the parties agree that a shareholder vote is not required to amend the Agreement; and

      WHEREAS, the name of Risk-Managed Growth Portfolio has been changed to Janus Aspen INTECH Risk-Managed Growth Portfolio;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements set forth below, the parties agree to amend the Agreement as follows:

      1. All references to "Risk-Managed Growth Portfolio" shall be replaced with "Janus Aspen INTECH Risk-Managed Growth Portfolio."

      2. The parties acknowledge that the Agreement, as amended, remains in full force and effect as of the date of this Amendment, and that this Amendment, together with the Agreement and any prior amendments, contains the entire understanding and the full and complete agreement of the parties and supercedes and replaces any prior understandings and agreements among the parties respecting the subject matter hereof.

      3. This Amendment may be contemporaneously executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date first above written.

                                     JANUS CAPITAL MANAGEMENT LLC

                                     By: /s/  David R. Martin
                                         ----------------------------------
                                         David R. Martin
                                         Executive Vice President and
                                         Chief Financial Officer

                                     JANUS ASPEN SERIES

                                     By: /s/ Stephanie Grauerholz-Lofton
                                         ----------------------------------
                                         Stephanie Grauerholz-Lofton
                                         Vice President and Secretary